UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2011
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado (Address of principal executive offices)	80525 (Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 28, 2011, Advanced Energy Industries, Inc. (“Advanced Energy”) entered into an amendment to the Global Supply Agreement dated August 29, 2005 with Applied Materials, Inc. (the “Amendment”). Under the Amendment, the parties:
(a) extended the term of the Global Supply Agreement indefinitely, provided that either party may terminate any time after 36 months from January 28, 2011, upon providing 9 months notice to the other party,
(b) clarified that Applied may designate third parties to purchase product from Advanced Energy,
(c) clarified and limited Advanced Energy’s liability and obligations with regard to delivery delays and warranty breaches,
(d) granted Applied certain audit and inspection rights with regard to confidentiality and intellectual property obligations,
(e) clarified Advanced Energy’s right to make changes to product specifications and manufacturing process, and Applied’s right to request changes to product specifications,
(f) agreed to comply with Applied’s environmental, health and safety requirements, as posted on Applied’s website,
(g) agreed to a forecasting and inventory management and liability program which, among other features, permits Applied to provide a non-binding forecast to Advanced Energy of the inventory Applied expects to need and sets forth procedures for reimbursement of Advanced Energy for certain excess or obsolete items,
(h) agreed to restrictions on Advanced Energy’s replacement of sub-tier suppliers,
(i) agreed that Advanced Energy will not provide a sub-tier supplier confidential information unless the sub-tier supplier has entered into a confidentiality agreement,
(j) clarified the parties termination rights and obligations and liability upon termination or expiration of the agreement,
(k) agreed to a limitation of liability structure,
(l) agreed to obligations for each party with regard to compliance with import and export rules and regulations, and
(m) agreed to mutual obligations with regard to compliance with laws, governing law, codes of conduct, and dispute resolution process.
The above summary is qualified by reference to the text of the Amendment that the Company expects to file as an exhibit to its Form 10-Q for the three months to end March 31, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: February 2, 2011	/s/ Thomas O. McGimpsey
Thomas O. McGimpsey
Senior Vice President, General Counsel & Corporate Secretary